Exhibit 10.1
Execution Version
13601 Via Varra, Broomfield, CO 80020

PERSONAL & CONFIDENTIAL
HAND DELIVERED
December 22, 2021
Rick Blackshaw

Dear Rick:
We are pleased to confirm the terms of your employment with the Hey Dude brand (the “Company”) effective December 22, 2021 (the “Start Date”), contingent upon deal closing and on the following terms:
1.Title - Your initial position will be EVP & Hey Dude Brand President of the Company reporting to Andrew Rees, Chief Executive Officer, at our Westwood, Massachusetts, location. Your position, duties and reporting relationships are subject to change in accordance with operational needs.
2.Compensation – Your base salary will be an annualized rate of $650,000.00, equating to a bi-weekly salary of $25,000.00, less applicable withholdings and deductions.
3.Short-term Incentive Plan – You are eligible to participate in the Company’s Short-Term Incentive Plan (STIP) for the 2022 and beyond STIP plan years. The target discretionary bonus for your position is 75% of your actual earnings for the plan year, which is derived from the achievement of certain goals including Company and individual performance as set forth in the Company’s scorecard. The STIP is subject to amendment or change at any time with or without notice.
4.Long-term Incentive Plan – You are eligible to participate in the Company’s Long-Term Incentive Plan (LTIP). In this plan, your target long-term incentive is 85% of your base salary and will be discretionary based on Company and individual performance as set forth in the Company’s scorecard. The LTIP grant consists of a 67% Performance Share Unit (PSU) / 33% Restricted Stock Unit (RSU) split. The LTIP is subject to amendment or change at any time with or without notice.
5.Sign-on Equity Award - You shall be granted $500,000.00 in RSUs of Crocs, Inc. stock under the 2020 Crocs, Inc. Equity Incentive Plan on the Start Date. The Sign-on RSU awards vest ratably, 33.3% on the first anniversary of the Start Date, 33.3% on the second anniversary of the Start Date, and 33.3% on the third anniversary of the Start Date; provided that you must be employed by the Company continuously to each such vesting date in order to vest in the portion of the award on such dates. The award is subject to you executing the applicable award agreement.

Exhibit 10.1
Execution Version
6.Special Transaction PSU Award - You shall be granted $2,000,000.00 in PSUs, at the time of your acceptance of this employment offer, based on the Company’s achievement of specific annual Revenue and EBITDA Margin targets, including: (i) at least $1B in annual revenue with a minimum of 25% EBITDA Margin = 25% of target shares earned; (ii) at least $1.5B in annual revenue with a minimum of 25% EBITDA Margin = 25% of target shares earned; (iii) at least $2B in annual revenue with a minimum of 25% EBITDA Margin = 50% of target shares earned. Revenue and EBITDA Margin will be measured based on trailing 12-month performance (beginning on the date of closing of the Hey Dude transaction) (“Performance Requirements”). The vesting schedule for earned awards is: (i) 33.3% on attainment of a Performance Requirement; (ii) 33.3% on the first anniversary of the attainment of a Performance Requirement; and (iii) 33.3% on the second anniversary of the attainment of a Performance Requirement, with all earned shares vesting no later than the fourth anniversary of the closing of the Hey Dude transaction. If the $2B goal is achieved in year 1, then the $2B shares vest 25% upon achievement and 25% per year over three years. Provided that you must be employed by the Company continuously to each such vesting date in order to vest in the portion of PSU award on such date. The PSU award is subject to you executing the applicable award agreement.
7.Benefits – You will be eligible for health insurance benefits according to the Company’s U.S. benefits plan on the Start Date. You will also be eligible for paid time-off, as well as other benefits, in accordance with the Company’s policies for similarly situated employees. Details of the Company’s health insurance and other benefits are available to you, along with the summary plan descriptions, from the Human Resources Department. Your benefits will be in accordance the terms of the applicable plans or policies for similarly situated employees, which may change from time to time.
Upon presentation of an invoice, you will be reimbursed for up to a maximum of $5,000.00 of legal fees incurred in connection with your transition to the Company.
8.Severance - Should your employment terminate without Cause (as defined below), or you resign for Good Reason (as defined below), you will receive twelve (12) months’ pay at your then current base salary, in a lump sum, less applicable taxes and withholdings. In addition, you will be eligible for executive outplacement at the Brand President Level, both of which are conditioned upon signing the Company’s Separation Agreement and General Release. You are not eligible to receive severance if you voluntarily resign your employment or are terminated for Cause.
For purposes of this offer letter, “Cause” means the occurrence of any of the following: (1) a conviction of or pleading guilty to (a) a felony, or (b) a misdemeanor that is reasonably likely to cause material harm to the business, financial condition, or operating results of the Company; (2) theft, embezzlement or fraud; (3) any material failure to comply with known Company policy, including, without limitation, those regarding conflicts of interest, bribery and corruption, or disclosure of confidential information; (4) substance abuse or use of illegal drugs that materially impairs the performance of your job duties or that is likely to cause material harm to the business, financial condition, or operating results of the Company; or (5) the continued failure to substantially perform your job duties (other than any such failure resulting from incapacity due to physical or mental illness).

Exhibit 10.1
Execution Version
For purposes of this offer letter, “Good Reason” means the occurrence of any of the following without your consent: (1) material diminution in your responsibilities, authorities or duties; (2) reduction in your base salary (unless such reduction is part of an across the broad uniformly applied reduction affecting all senior executives and does not exceed the average percentage reduction for all such senior executives and such reduction does not exceed 10% in any one year); (3) a reduction in your incentive or equity compensation opportunity such that it is materially less favorable to you than those provided generally to all other senior executives; (4) any change in your reporting relationship such that you would not report directly to the CEO; (5) any requirement that you relocate your primary residence more than 50 miles, provided your primary residence is in the continental US; or (6) a material breach of this letter agreement by the Company. Provided, however, that “Good Reason” will not exist unless you have first provided written notice to the Company of the occurrence of one or more of the conditions under the clauses (1) through (6) above within 180 days of the condition’s occurrence, and such conditions(s) is (are) not fully remedied within 30 days after the Company’s receipt of written notice from you.
9.Change in Control Plan - So long as Crocs, Inc. maintains a Change in Control Plan (the “CIC Plan”), you will be eligible to participate in the CIC Plan with a Severance Payment Percentage of 200%, subject to the terms and conditions of the CIC Plan.
10.At-Will Employment - Your employment with the Company is at-will, meaning both you and the Company retain the right to terminate the employment relationship at any time, with or without cause and with or without notice. You further acknowledge that this letter does not represent an employment contract, express or implied, guaranteeing employment for any specific duration, nor does it guarantee any fixed terms and/or conditions of employment.
11.Confidential Information
a.You will become privy to information that is proprietary, confidential and/or intended for Company use only. “Confidential Information” means all trade secrets belonging to the Company, and all nonpublic or proprietary information relating to the Company’s business or that of any Company customer. Examples of Confidential Information include, but are not limited to, information regarding products sold, distributed or being developed by the Company and any other nonpublic information regarding the Company’s current and developing products and technology; information regarding customers, prospective customers, clients, business contacts; prospective and executed contracts; marketing and/or sales plans, or any other initiatives, strategies, plans and proposals used by the Company in the course of its business and any non- public or proprietary information regarding the Company’s present or future business plans; financial information; and software, databases, algorithms, processes, designs, prototypes, methodologies, reports, specifications. You shall at all times during and after your employment, maintain confidentiality of the Confidential Information. You shall not, without the Company’s prior written consent, directly or indirectly: (i) copy or use any Confidential Information for any purpose not within the scope of your work on the Company’s behalf; or (ii) show, give, sell, disclose or otherwise communicate any Confidential Information to any person or entity other than the Company unless such person or entity is authorized by the Company to have access to the Confidential Information in question. These restrictions do not apply if the Confidential Information has been made generally available to the public by the Company or becomes generally available to the public through some other normal course of events. All

Exhibit 10.1
Execution Version
Confidential Information prepared by or provided to you is and shall remain the Company’s property or the property of a Company customer to which they belong.
b.You agree that, upon request of the Company or upon termination (whether voluntary or involuntary), you shall immediately turn over to the Company all Confidential Information, including all copies, and other property belonging to the Company or any of its customers, including documents, disks, or other computer media in your possession or under your control. You shall also return any materials that contain or are derived from Confidential Information or are connected with or relate to your services to Company or any of its customers.
12.Intellectual Property
a.You hereby assign to the Company all of your rights, title, and interest (including but not limited to all patent, trademark, copyright and trade secret rights) in and to all Work Product (as defined herein). You further acknowledge and agree that all copyrightable Work Product prepared by you within the scope of your employment with the Company is “works made for hire” and, consequently, that the Company owns all copyrights thereto. “Work Product” shall include but is not limited to, all literary works, software, documentation, memoranda, photographs, artwork, sound recordings, audiovisual works, ideas, designs, inventions, discoveries, creations, conceptions, improvements, processes, algorithms, and so forth which: (i) are prepared or developed by you, individually or jointly with others, during your employment with the Company, whether or not during working hours; and (ii) relate to or arise in any way out of 1) current and/or anticipated business and/or activities of the Company, 2) the Company’s current and/or anticipated research or development, 3) any work performed by you for the Company, and/or 4) any information or assistance provided by the Company, including but not limited to Confidential Information.
b.You shall promptly disclose to the Company all Work Product. All such Work Product is and shall forthwith become the property of the Company, or its designee, whether or not patentable or copyrightable. The Company will execute promptly upon request any documents or instruments at any time deemed necessary or proper by the Company in order to formally convey and transfer to the Company or its designee title to such Work Product, or to confirm the Company or its designee’s title therein, and in order to enable the Company or its designee to obtain and enforce United States and foreign Letters Patent, Trademarks and Copyrights thereon. You agree to perform your obligations under this Section 12 without further compensation, except for reimbursement of reasonable out-of-pocket expenses incurred at the request of the Company.
13.Non-Compete
a.In order to protect the Company’s Confidential Information, trade secrets and good will, which would cause irreparable harm to the Company if disclosed to a competitor, during your employment, and for a period of twelve (12) months following the termination of your employment for any reason, except if you are terminated without Cause (as defined in Section 8) or are laid off (the “Restriction Period”), you shall not, without the prior written consent of the Company, directly or indirectly engage in any employment, independent contracting, consulting engagement, business opportunity or individual activity in the United States of America or abroad with the following casual footwear companies: Skechers USA, Inc., Wolverine

Exhibit 10.1
Execution Version
Worldwide, Inc., Deckers Outdoor Corporation, Toms Shoes, LLC, OluKai, LLC, as well as any other entity or business that is primarily engaged in the design and/or distribution of casual footwear (collectively, the “Restricted Activities”). You further acknowledge and agree that in light of your role, knowledge of, and access to the Company’s Confidential Information and trade secrets, and the international nature of Company’s business, that the restrictions set forth in this Section 13.a are reasonable.
b.In the event you breach this covenant not to compete, the Restriction Period shall automatically toll from the date of the first breach, and all subsequent breaches, until the resolution of the breach through private settlement, judicial or other action, including all appeals. The Restriction Period shall continue upon the effective date of any such settlement, judicial or other resolution.
c.The Company has the option, in its sole discretion, to elect to waive all of a portion of the Restriction Period or to limit the definition of Restricted Activities, by giving you seven (7) days prior notice of such election.
d.You also acknowledge and agree that the sign-on equity award constitutes the mutually- agreed upon consideration for you signing this non-compete provision.
14.Non-Solicitation - During your employment, and for twelve (12) months following the termination of your employment (whether voluntary or involuntary) with the Company, you shall not, without the prior written consent of the Company, directly or indirectly: (i) solicit, induce, hire, or aid or assist any other person or entity in soliciting for employment, offering employment to, or hiring any employee of the Company who was an employee of the Company at any time during the twelve (12) months prior to the last day of employment; or (ii) encourage or solicit any customer, vendor, supplier or contractor who has a business relationship with the Company on the date of your termination of employment to terminate or seek to modify or terminate its relationship with the Company. The restrictions set forth in Sections 14(i) and (ii) above shall not prohibit any form of general advertising or solicitation that is not directed to a specific person or entity.
15.Employee Cooperation. During and after your employment ends, you acknowledge and agree that you have a duty to cooperate by providing truthful information and any documents in connection with any legal proceeding in which the Company is involved and regarding which you have knowledge, information or expertise, or where the Company believes your attendance and participation could be beneficial to the Company. You will be reimbursed by the Company for any reasonable out-of-pocket expenses resulting from said assistance or participation.
16.Survival - Your obligations under Sections 11-15 of this letter shall survive the termination of your employment (whether voluntary or involuntary) with the Company. The Company is also entitled to communicate your obligations under Sections 11-15 of this letter to your future or potential employer.
17.Remedies - You acknowledge that if you breach any obligation under this letter, including a breach of one or more provisions regarding confidentiality, non-competition, non-solicitation, or disclosure of Work Product, the Company will suffer immediate and irreparable

Exhibit 10.1
Execution Version
harm and damage and that a remedy at law would be inadequate. You therefore agree that upon such breach or threatened breach of any obligation under this letter, in addition to any and all legal remedies, the Company shall be entitled to seek any injunctive relief available in order to prevent or restrain any such breach. This Section 17 shall not be construed as an election of any remedy or as a waiver of any right available to the Company under this letter or the law, including the right to seek damages from you for a breach of any provision of this letter.
18.Review by Counsel - You acknowledge that you have been advised of your right to consult with legal counsel before signing this letter.
19.Entire Agreement - This letter contains the entire understanding between the parties relating to your employment and supersedes all prior statements, representations or agreements, whether written or oral, made to you by any representative of the Company relating to your employment.
20.Governing Law and Venue - The validity, enforceability, construction and interpretation of this letter are governed by Delaware law. The parties also agree that in the event a dispute arises regarding this letter, the parties will submit to the jurisdiction of the Delaware Court of Chancery. You expressly waive any objection as to jurisdiction or venue in the Delaware Court of Chancery.
Your hire is contingent upon you: (a) establishing your eligibility to work in the United States in accordance with legal requirements; (b) accurately completing an employment application and provide any other information needed to evaluate your educational background, references and qualifications; (c) authorizing the Company to investigate your criminal background, and make a determination after investigation that the information is satisfactory to the Company, in its sole discretion; and (d) disclosing the existence of any agreements you may have entered into with any third party that may restrict your ability to work at the Company.
We are delighted to extend this conditional offer and look forward to welcoming you to the team!
Sincerely,
Shannon Sisler
Shannon Sisler
SVP & Chief People Officer Crocs, Inc.
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Please confirm your acceptance of this conditional offer by signing the letter where indicated below.

Signed and Accepted by: /s/ Rick Blackshaw

Exhibit 10.1
Execution Version

Date: 12/22/2021